IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ORBIS INVESTMENT MANAGEMENT LIMITED, Plaintiff, v. CLAYTON HOMES, INC. Defendant.	Civil Action No. 20355-NC

FILED JUN 09 '03 AM11:09 ICC RIC

COMPLAINT

Plaintiff Orbis Investment Management Limited ("Orbis"), by and through its undersigned attorneys, for its complaint, alleges as follows:

1. This action is brought under 8 Del. C. §211 to establish a date for the annual meeting of stockholders of Clayton Homes, Inc. ("Clayton Homes" or the "Company").

2. Plaintiff Orbis is a corporation organized under the laws of Bermuda. Orbis is the owner or record of 1,000 shares of Clayton Homes common stock . Orbis is an investment manager that exercises investment discretion and voting power over an additional 7,005,450 shares of Clayton Homes common stock, representing approximately 5.1% of the outstanding shares of common stock of the Company.

3. Defendant Clayton Homes is a corporation incorporated in Delaware on December 19, 1996. It is primarily engaged in the manufacturing, selling, and financing of manufactured housing. Its principal executive offices are in Knoxville, Tennessee.

4. 8 Del. C. § 213(c) provides in the relevant part that "In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting." (Emphasis added.)

5. The notices for the three last annual meetings of the Company indicate that they were not validly convened. The notice and proxy statement issued by Clayton Homes in connection with its 2000 annual meeting fixed a record date of August 30, 2000 for stockholders entitled to vote at the meeting held 63 days later on November 1, 2000. The notice and proxy statement issued by Clayton Homes in connection with its 2001 annual meeting fixed a record date of August 15, 2001 for stockholders entitled to vote at the meeting held 76 days later on October 30, 2001. Likewise, the notice and proxy statement issued by Clayton Homes in connection with its 2002 annual meeting fixed a record date of August 15, 2002, which was also 76 days before the meeting date of October 30, 2002.

6. Therefore, none of the 2000, 2001 or the 2002 annual meetings of the Company complied with Delaware law, as each meeting's record date was more than 60 days before the date of the meeting in contravention of 8 Del. C. §213(c).

7. Upon information and belief, since October 27, 1999, the date of the annual meeting of the Company in 1999, there has been no action by written consent of stockholders to elect directors in lieu of an annual meeting.

8. As of the date of filing of this Complaint, the Company has not announced any date for the holding of an annual meeting of stockholders. Furthermore, the Company has stated in its preliminary proxy statement filed with the Securities and Exchange Commission in May 2003 relating to a proposed special meeting of stockholders of Clayton Homes to be held to approve the plan and agreement of merger between Clayton Homes, Berkshire Hathaway, Inc. and one of its subsidiaries that the Company does not expect to hold a 2003 annual general meeting of stockholders.

9. As authorized by 8 Del. C. § 211(c), in the event that a Delaware corporation fails "to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director."

WHEREFORE, plaintiff respectfully requests that this Court enter an Order as follows:

A. Summarily ordering the Company to hold an annual meeting of stockholders for the election of directors on a date that is different from and earlier than the date of the proposed special meeting of stockholders of Clayton Homes to be held to approve the agreement of merger between Clayton Homes, Berkshire Hathaway, Inc. and one of its subsidiaries;

B. Designating a time and place of such meeting, the record date for the determination of the stockholders of the Company entitled to vote, and the form of notice of such meeting;

C. Declaring void all actions purportedly taken at the invalidly convened 2000, 2001 and 2002 annual general meetings.

D. Award plaintiff costs and attorneys' fees of this litigation; and

E. Granting such other and further relief as the Court deems proper.

Dated: June 9, 2003

CHIMICLES & TIKELLIS

Brian D. Long

Pamela Tikellis
Robert J. Kriner, Jr.
Brian D. Long
One Rodney Square
P.O. Box 1035
Wilmington, Delaware 19899
(302) 656-2500
Counsel for Plaintiff

OF COUNSEL:
Robert S. Green
Robert A. Jigarjian
John W. Pillette
GREEN & JIGARJIAN LLP
235 Pine Street, 15th Floor
San Francisco, CA 94104
Telephone: (415) 477-6700
Facsimile: (415) 477-6710